Exhibit 5.0

Opinion and Consent of Paul S. Street
General Counsel and Corporate Secretary for Building Materials Holding Corporation

BMHC

Four Embarcadero Center, Suite 3200
San Francisco, CA 94111
May 12, 2008

Building Materials Holding Corporation
4 Embarcadero Center, Ste 3200
San Francisco, CA 94111

Re:	Proposed Offering of up to 1,600,000 Shares of Common Stock Pursuant to the Amended and Restated Employee Stock Purchase Plan

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 (the "Registration Statement"), of Building Materials Holding Corporation, a Delaware corporation (the "Company"), to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), in connection with the offering by the Company of up to 1,600,000 shares of the Company's Common Stock, par value $.001 per share, (the "Shares"). The Shares subject to the Registration Statement are to be issued under the Amended and Restated Employee Stock Purchase Plan (the "Plan").

I have examined the originals, or photostatic or certified copies, of such records of the Company and such other documents as I have deemed relevant and necessary as the basis for the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. I have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Finally, I have assumed the accuracy of all other information provided to me by the Company during the course of my investigation, on which I have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that I have examined, I am of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan and with payment of due consideration therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under Item 5 in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and

Regulations of the Commission.

Very truly yours,

/s/ Paul S. Street
Paul S. Street, Senior Vice President,
Chief Administrative Officer, General Counsel
and Corporate Secretary